EXHIBIT 2

Vivus – Why Change Is Needed Now

First Manhattan Co.

  First Manhattan Co. - Nominee Bios - May 22nd, 2013 [ PDF ]
  First Manhattan Co. - Press Release - May 22nd, 2013 [ PDF ]